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                                                                 Exhibit 99.298

                       CONGESTION PROPOSAL CONSIDERATIONS


Introduction

This document is intended to discuss potential issues that may develop as we go forward with our proposal. Identifying and resolving as many issues as possible as early as possible is the best way to ensure that our preferred proposal is implemented. If instead we leave it to external sources to raise objections, or if our response to their objections is limited to a statement that all issues will be resolved when working out the details, we cannot expect the market to adopt our solution.

As such, this document should be viewed as a tool to improve our proposal rather than a criticism of it.


Comments:

1. This model relies upon the secondary trading of FTRs to enhance liquidity. However, it is unlikely that customers who purchased annual FTR contracts will be willing to wait until the Day-Ahead market to lock-in commitments for them. This is especially the case in a use-or-lose model such as is proposed for California. If no FTRs were present in the market, orders will have to be matched within the same location, as is the case in the current BFM model. The forward trading of FTRs could potentially enhance their liquidity. As suggested by John Flory, forward trading of FTRs/ETCs could be combined with forward trading of Basis Difference Contracts to enhance liquidity.

     Transmission rights holders could use the ability to recall and modify firm schedules to greatly exaggerate non-firm market volatility. If firm schedule modification had too great an effect on non-firm transactions, public confidence in this market could be undermined. This may not be undesirable, as it could encourage greater forward scheduling of firm energy.

         Non-firm energy markets are just that, non-firm. Historically, either side could recall the transaction at any time, even in real-time. One option of this proposal is a slight modification, in that trades would become firm at the close of the hour-ahead market. The other option would treat the NF transactions as real-time supplemental energy calls in the present market

2. We need to expressly define how this solution addresses all of the issues with the existing market that caused the FERC to call for its redesign. These include:

     o    Out of market calls
     o    Intra-zonal congestion
     o    Local market power
     o    Accuracy of price signals
     o    Uninstructed schedule deviations in Real-Time
     o    Long term grid / generation planning



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                       CONGESTION PROPOSAL CONSIDERATIONS

3. We need to identify all issues that our customers have with the existing PX structure and how this solution addresses them. These include:

     o    Undesired partial MWh auction results
     o    Sub penny pricing
     o    Ability to modify schedules closer to Real-Time
     o    Market complexity
     o    Uncertainty of wheeling out charges

4. This solution requires the development of a complex algorithm. The PX needs to ensure that this can, in fact be developed in a manner that retains customer confidence in the clarity of the PX's prices auction results. In other words, we need to ensure that any trader can self verify that at the posted prices, and for the bids it offered, it could not improve its profits with a different set of awards. (An exception could be if, at the marginal price, supply and demand was not exactly balanced). Clarity implies that this solution will always produce the same results from the same inputs.

5. We need to develop a plan to develop marketplace support. For instance, we should have conversations with PG&E and Edison before we present our proposal to the WPTF.

6. What potential gaming effects are created by the ability to modify firm schedules repeatedly until the close of HA? What are the effects on the non-firm market? (see above)

7. How viable is this solution if the expected transmission liquidity does not develop? What if the ISO doesn't run the non-firm market?

8. How would customers submit orders and schedules into the PX if they had obtained transmission rights in the forward markets (or bilaterally) and wanted to schedule, rather than bid those rights in the Day-Ahead?

9. Are orders into the non-firm market by resource, by portfolio or does it matter? (I'm presuming by resource to eliminate additional scheduling requirements) Depending on the congestion model the ISO adopts - full network modeling or simplified model - it may have to be by resource or it could optionally be by resource.

10.  How would the linking of hours be implemented in this solution?

11. Is this the simplest solution that could have been obtained? Are there unnecessary complexities that affect ease of implementation / use?

12. This solution closely resembles the Titanium proposal. What were the characteristics of the proposal that led the PX to choose not to implement it? How are those issues resolved in this solution?

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                       CONGESTION PROPOSAL CONSIDERATIONS

     Titanium was not adopted because PX wasn't willing to risk damaging the Day-Ahead mkt. And was compounded by the lack of 100% release of FTRs. Now we have to decide on how the DA will evolve - not an abstract concept anymore.


13.  Is this algorithm consistent with trading algorithms?